Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2015 Results

HIGHLIGHTS

•	TreeHouse delivers second quarter adjusted earnings per share of $0.66
•	Net sales increased 20.9%, propelled by acquisitions
•	Second quarter adjusted EBITDA increased 3.9% from 2014
•	Full year adjusted earnings per share guidance reduced to $3.00-$3.15, driven primarily by further coffee pricing pressure, as well as currency and egg prices and availability issues

Oak Brook, IL, August 6, 2015 -- TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter earnings of $0.72 per fully diluted share compared to $0.57 per fully diluted share reported for the second quarter of last year.  The Company reported adjusted earnings per share in the second quarter of $0.66 compared to $0.84 in the prior year, excluding the items described below.

The Company’s 2015 second quarter results included three items noted below that affected the year-over-year quarterly comparison.  The first item is a $0.04 per share gain on the foreign currency translation of intercompany notes.  The second item is a $0.03 per share gain on non-cash mark-to-market adjustments. The last item is a $0.01 per share expense for acquisition, integration and related costs.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.72	$0.57	$1.13	$0.95
Foreign currency (gain) loss on translation of intercompany notes	(0.04)	(0.06)	0.13	(0.03)
Mark-to-market adjustments	(0.03)	-	(0.04)	-
Acquisition, integration and related costs	0.01	0.22	0.03	0.27
Restructuring/facility consolidation costs	-	0.01	-	0.03
Debt refinancing costs	-	0.10	-	0.42

Adjusted EPS	$0.66	$0.84	$1.25	$1.64

“Our volume/mix in the second quarter decreased 4.2% on an organic basis; however, the comparison is against organic volume/mix growth in 2014 of over 5%.  Our legacy product categories, with the exception of coffee, posted year-over-year margin growth of nearly 150 basis points, demonstrating that we are clearly seeing the benefits of our simplification programs and internal efficiency initiatives. As well, we are showing signs of real progress and recovery at Flagstone Foods, our most recent acquisition,” said Sam K. Reed, Chairman, President and Chief Executive Officer.

“On the other hand, challenges in the single serve beverages market have escalated, driven by aggressive private label pricing that resulted in coffee margin deterioration of roughly 20 percentage points year-over-year in the second quarter.  We had not expected this level of competitive pressure, most of which is being driven by the brand leader.  Despite the price competition, we have made progress in expanding distribution that will manifest in 2016 as our customers see that we are committed to customer brands and custom products,” continued Mr. Reed.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (a reconciliation to net income, the most directly comparable GAAP (generally accepted accounting principles in the United States) measure, appears on the attached schedule), was $90.6 million in the second quarter of 2015, a 3.9% increase compared to the prior year.  Adjusted EBITDA was higher this quarter due to acquisitions.

Net sales for the second quarter totaled $759.2 million compared to $628.0 million last year, an increase of 20.9%, due to sales from acquisitions.  Partially offsetting the increase in net sales was unfavorable volume/mix, foreign exchange and lower pricing.  Compared to the second quarter of last year, sales in the second quarter of 2015 for the North American Retail Grocery segment increased 30.3%, sales for the Food Away From Home segment increased 0.6% and sales for the Industrial and Export segment decreased 4.4%.

Reported gross margins decreased to 19.9% in the second quarter this year from 21.6% in the second quarter of last year.  In the second quarter of 2014, cost of sales included $4.1 million of acquisition and integration related costs.  These costs were insignificant in the second quarter of 2015.  After considering these items, gross margins decreased 240 basis points year-over-year due to the impact of lower margin sales from recent acquisitions, a shift in legacy sales mix, unfavorable exchange rates on raw material purchases by the Company’s Canadian operations and reduced pricing.

Selling, distribution, general and administrative expenses increased $1.0 million in the second quarter of 2015, or 1.2%, to $81.2 million. As a percentage of net sales, these costs decreased from 12.8% in the second quarter of 2014, to 10.7% in 2015.  Included in selling, distribution, general and administrative expenses are approximately $0.6 million and $7.5 million of acquisition and integration costs for the second quarter of 2015 and 2014, respectively.  After considering the net decrease in acquisition and integration costs, selling, distribution, general and administrative expenses as a percent of net sales decreased 100 basis points from last year, due to a reduction in incentive compensation costs and other cost saving initiatives that were partially offset by additional costs associated with the general growth of the business and the Protenergy and Flagstone acquisitions.

Amortization expense increased $5.0 million in the second quarter this year compared to the second quarter of 2014, or 47.7%, to $15.6 million, due primarily to the amortization of intangible assets from acquisitions.

Other expense was $6.7 million for the second quarter of 2015, a decrease of $4.1 million from $10.8 million in the same period last year.  The second quarter of 2014 included $5.3 million of expenses for refinancing activities that did not recur this year.  Also, the second quarter of 2015 experienced non-cash mark-to-market gains on derivative contracts, versus a loss in the second quarter of 2014.  Partially offsetting the aforementioned items was higher interest expense resulting from higher debt levels associated with the 2014 acquisitions and lower foreign currency exchange gains due to changes in U.S. and Canadian exchange rates.

Income tax expense increased in the second quarter to $16.4 million.  The Company’s second quarter effective income tax rate decreased to 34.4% from the 2014 second quarter rate of 35.5% due to acquisition related expenses incurred in the second quarter of 2014 that were not deductible for tax purposes.

Net income for the second quarter of 2015 totaled $31.4 million compared to $21.8 million in the previous year.

Fully diluted shares outstanding for the second quarter of 2015 increased to approximately 43.7 million shares compared to 38.0 million shares in the second quarter of 2014, primarily as a result of the equity offering completed on July 22, 2014, which financed, in part, the Flagstone acquisition.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups, broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; Mexican and other sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; skillet dinners; and snack nuts, trail mixes, dried fruit and other wholesome snacks.

2.
Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican and other sauces; refrigerated and shelf stable dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers. This segment sells non-dairy powdered creamer; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican sauces; aseptic products; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; specialty teas; and nuts.  Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and also deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses.  Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the second quarter of 2015 increased 30.3% to $578.8 million from $444.2 million during the same quarter of the previous year, driven by a 38.0% increase from acquisitions, partially offset by a 5.3% decrease in volume/mix, a 2.0% unfavorable impact from foreign exchange and reduced pricing. A large portion of reduced sales was in the beverages (primarily single serve hot beverages) category, where competitive pressure has increased further, resulting in reduced volume and pricing.  Direct operating income margin in the second quarter decreased to 14.0% in 2015 from 16.5% in 2014.  Lower margin business from the Protenergy and Flagstone acquisitions contributed approximately 130 basis points to the decline in direct operating income margin compared to the second quarter of 2014.  The unfavorable impact of legacy sales mix primarily in single serve hot beverages, reduced pricing, and the impact of unfavorable foreign exchange were the primary reasons for the remaining reduction in direct operating income as a percentage of net sales.  Included in second quarter 2014 results was $0.7 million of acquisition and integration costs.  These costs were insignificant in the second quarter of 2015.

Food Away From Home net sales for the second quarter of 2015 increased 0.6% to $97.8 million from $97.3 million during the same quarter of the previous year primarily due to volume/mix increases of 3.0%, partially offset by reduced pricing and the unfavorable impact of foreign exchange.  The Company posted a volume/mix increase in the quarter as growth in the aseptic category was partially offset by a reduction in the other sauces and beverages categories (primarily single serve hot beverages).  Direct operating income margin in the second quarter increased to 14.9% in 2015 from 12.4% in 2014 due to more efficient plant operations in the second quarter of 2015 versus 2014 and favorable input costs.  During the second quarter of 2014, plant operations were recovering from a temporary labor shortage that lowered margins.  Partially offsetting the increase in margins was higher cost of sales of U.S. sourced raw materials for the Canadian operations and reduced year-over-year pricing.

Industrial and Export net sales for the second quarter decreased 4.4% to $82.6 million from $86.4 million during the same quarter last year, largely driven by a 6.6% decrease in volume/mix, reduced pricing and unfavorable foreign exchange, partially offset by an increase from acquisitions.  The volume/mix decrease was primarily driven by the beverages (primarily single serve hot beverages) and soup categories due to increased competition, partially offset by volume/mix improvements in pickles.  Direct operating income margin in the second quarter increased to 17.1% in 2015, from 15.6% in 2014.  Included in the second quarter of 2014 were $2.9 million of acquisition and integration costs that did not recur in 2015.  After considering the decline in acquisition and integration costs year-over-year, direct operating income margin decreased 180 basis points from last year, primarily due to a shift in legacy sales mix and lower margin business from acquisitions.

OUTLOOK

“As we look out towards the balance of the year, we face some challenges and uncertainty, and as a result we are lowering our full year adjusted earnings per share guidance to a range of $3.00 to $3.15,” said Mr. Reed. "Coffee is the largest driver of our downward revision, as competitive pricing pressure has intensified further and margins have eroded beyond our earlier expectations.  Secondly, the Canadian exchange rate, currently at $0.77, has moved below our original expectations of an $0.81 average for the year.  Lastly, egg prices and availability issues related to the avian flu have altered our forward outlook for our dressings category, which makes up over 13% of our total company sales.  This revised guidance incorporates what we believe to be the most conservative case for coffee, exchange rates and egg availability.”

“With regard to the timing of the revision, we expect that most of the effect will occur later in the year, during our seasonally heavy shipments of coffee.  Consequently, we estimate that our third quarter adjusted fully diluted earnings per share will be in a range of $0.80 to $0.85,” Mr. Reed continued.

“Outside of these immediate issues, we see great opportunity as we approach next year.  Our progress in strengthening the base business in nearly every other product category has been much better than we expected this year.  At Flagstone, we are now seeing the year-over-year sales improvement and synergy realization that we anticipated when we completed the acquisition last year," Mr. Reed said.

"Finally, the acquisition environment continues to be highly active.  We see excellent potential to significantly expand our portfolio of custom brands and products through one or more strategic acquisitions, and accordingly, our revised 2015 guidance also assumes modest incremental M&A expense as we consider a variety of opportunities to expand our TreeHouse.  While the outlook for 2015 is well below our and our shareholders' expectations, we do believe that this is a transitory year on our way to new levels of growth in 2016,” Mr. Reed concluded.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the chart included earlier in this press release.

This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense.  Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and six month periods ended June 30, 2015 and 2014 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s second quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the "Investor Overview" page through the "Investor Relations" menu of the Company's website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a manufacturer of packaged foods and beverages with annualized sales of approximately $3.5 billion.  We have 24 manufacturing facilities across the United States and Canada, and focus primarily on private label products for both retail grocery and food away from home customers.  We manufacture a variety of shelf stable, refrigerated and fresh products, including pickles, soups, snacks, salad dressings, sauces, dry dinners, hot cereals, single serve hot beverages and beverage enhancers.  We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories.  Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  TreeHouse's Form 10-K for the year ended December 31, 2014, and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Net sales	$759,208	$627,960	$1,542,353	$1,246,863
Cost of sales	607,837	492,283	1,238,545	978,195
Gross profit	151,371	135,677	303,808	268,668
Operating expenses:
Selling and distribution	42,797	39,594	88,595	77,611
General and administrative	38,367	40,610	82,767	74,378
Other operating expense, net	135	365	350	1,238
Amortization expense	15,551	10,532	30,879	20,566
Total operating expenses	96,850	91,101	202,591	173,793
Operating income	54,521	44,576	101,217	94,875
Other expense (income):
Interest expense	11,372	9,001	23,064	19,874
Interest income	(194)	(413)	(1,963)	(581)
(Gain) loss on foreign currency exchange	(2,386)	(4,099)	9,000	(1,148)
Loss on extinguishment of debt	-	5,259	-	21,944
Other (income) expense, net	(2,058)	1,088	(2,472)	1,003
Total other expense	6,734	10,836	27,629	41,092
Income before income taxes	47,787	33,740	73,588	53,783
Income taxes	16,425	11,981	24,374	17,702
Net income	$31,362	$21,759	$49,214	$36,081

Weighted average common shares:
Basic	42,974	36,961	42,922	36,822
Diluted	43,679	37,990	43,654	37,861

Net earnings per common share:
Basic	$0.73	$0.59	$1.15	$0.98
Diluted	$0.72	$0.57	$1.13	$0.95

Supplemental Information:
Depreciation and Amortization	$31,034	$25,651	$61,767	$52,657
Stock-based compensation expense, before tax	$4,514	$5,519	$10,463	$9,699

Segment Information:
North American Retail Grocery
Net Sales	$578,750	$444,244	$1,171,163	$896,655
Direct Operating Income	$81,256	$73,150	$158,356	$148,726
Direct Operating Income Percent	14.0%	16.5%	13.5%	16.6%

Food Away From Home
Net Sales	$97,848	$97,285	$186,125	$185,960
Direct Operating Income	$14,539	$12,054	$26,562	$21,543
Direct Operating Income Percent	14.9%	12.4%	14.3%	11.6%

Industrial and Export
Net Sales	$82,610	$86,431	$185,065	$164,248
Direct Operating Income	$14,097	$13,476	$35,619	$28,926
Direct Operating Income Percent	17.1%	15.6%	19.2%	17.6%

The following table reconciles the Company’s net income to Adjusted EBITDA for the three and six months ended June 30, 2015 and 2014:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Net income as reported	$31,362	$21,759	$49,214	$36,081
Interest expense	11,372	9,001	23,064	19,874
Interest income	(194)	(413)	(1,963)	(581)
Income taxes	16,425	11,981	24,374	17,702
Depreciation and amortization (1)	31,034	25,152	61,682	48,931
Stock-based compensation expense	4,514	5,519	10,463	9,699
Foreign currency (gain) loss on translation of intercompany notes (2)	(2,529)	(3,213)	8,342	(1,401)
Mark-to-market adjustments (3)	(1,977)	141	(2,395)	24
Acquisition, integration and related costs (4)	506	11,580	1,989	14,142
Debt refinancing costs (5)	-	5,355	-	22,114
Restructuring/facility consolidation costs (6)	135	371	350	1,238

Adjusted EBITDA	$90,648	$87,233	$175,120	$167,823

		Location in Condensed Consolidated	Three Months Ended		Six Months Ended
		Statements of Income	June 30		June 30
			2015	2014	2015	2014
			(unaudited)		(unaudited)

(1)	Depreciation and amortization included in acquisition, integration and related costs	General and administrative	$-	$-	$85	$-
		Cost of sales	-	499	-	3,726

(2)	Foreign currency (gain) loss on translation of intercompany notes	(Gain) loss on foreign currency exchange	(2,529)	(3,213)	8,342	(1,401)

(3)	Mark-to-market adjustments	Other (income) expense, net	(1,977)	141	(2,395)	24

(4)	Acquisition, integration and related costs	General and administrative	565	7,416	1,259	8,326
		Cost of sales	(59)	4,078	657	5,706
		Selling and distribution	-	71	43	71
		Other (income) expense, net	-	15	30	39

(5)	Debt refinancing costs	Loss on extinguishment of debt	-	5,259	-	21,944
		General and administrative	-	96	-	170

(6)	Restructuring/facility consolidation costs	Other operating expense, net	135	371	350	1,238

The following table presents the Company’s change in net sales by segment for the three and six months ended June 30, 2015 vs. 2014:

Three months ended June 30, 2015:

	North American		Food Away	Industrial
	Retail Grocery		From Home	and Export
	(unaudited)		(unaudited)	(unaudited)

Volume/mix	(5.3	) %	3.0%	(6.6	) %
Pricing	(0.4)		(1.3)	(3.2)
Acquisition	38.0		0.1	6.9
Foreign currency	(2.0)		(1.2)	(1.5)
Total change in net sales	30.3%		0.6%	(4.4	) %

Six months ended June 30, 2015:

	North American		Food Away	Industrial
	Retail Grocery		From Home	and Export
	(unaudited)		(unaudited)	(unaudited)

Volume/mix	(3.9	) %	2.2%	2.8%
Pricing	(0.8)		(1.0)	(1.6)
Acquisition	37.3		0.1	12.6
Foreign currency	(2.0)		(1.2)	(1.1)
Total change in net sales	30.6%		0.1%	12.7%